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NEWS RELEASE

FOR IMMEDIATE RELEASE


            U.S. DISTRICT COURT DISMISSES SECURITIES
             CLASS ACTION LAWSUIT AGAINST ADAMS GOLF


PLANO, TEXAS, December 13, 2001 - Adams Golf (Nasdaq:ADGO) announced today that the federal securities class action filed against the Company and certain of its officers and directors in June 1999 in the United States District Court for the District of Delaware has been dismissed. The Court concluded that the plaintiffs, a small group of stockholders, failed to plead any facts supporting their claim that the Company or its officers and directors violated the federal securities laws.

"Needless to say, we're very pleased with this favorable ruling," stated Adams Golf Chairman and CEO Barney Adams. "We have maintained all along that the complaint was completely without merit and in its first look at the lawsuit, the Court agreed.
While the case is not over due to the plaintiffs' right to potentially file an amended complaint or appeal, this is nevertheless a significant victory for Adams Golf."

This release contains forward-looking statements. These forward-looking statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this release, the words "anticipate," "believe," "expect" and words or phrases of similar import, as they relate to the Company or Company management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: a successful appeal by the plaintiffs or a successful new complaint by the plaintiffs as well as one time events and other factors detailed in the Company's prospectus, 10-Ks, 10-Qs and other Securities and Exchange Commission filings. The Company's SEC filings can be obtained by contacting Adams Golf Investor Relations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this release. Except as required by federal securities laws, Adams Golf undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this report. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

                              # # #

For more information, please contact:
Mary Beth Lacy (760) 202-1181 or mblacy@aol.com - Press Relations
Patty Walsh (972) 673-9850 or pattywalsh@adamsgolf.com - Investor Relations